Exhibit 99.1

Contacts:	Steve Gaut, Public Relations
404-828-8787
Scott Childress, Investor Relations
404-828-7957

UPS TRANSFORMATION AND ENHANCED BUSINESS STRATEGY TO BOOST FUTURE EARNINGS
UPS Hosts Transformation Conference in New York on September 13
NEW YORK, NY Sept.13, 2018 - UPS (NYSE: UPS) today quantified the financial benefits of its transformation initiatives based on the company’s outlook for revenue quality improvement and operating cost reductions between 2018 and 2022. The company expects these actions to result in an incremental increase to adjusted earnings per share in the range of $1.00 to $1.20 by 2022.
“Transformation will lift our earnings, as we generate higher-quality revenue and use technology to increase operating efficiency and enhance customer service,” said David Abney, chairman and chief executive officer. “UPS is transforming from a position of strength. We are implementing an enterprise-wide transformation that will enable and accelerate our enhanced business strategy.”
UPS’s transformation program leverages scale and institutionalizes processes to ensure the company captures efficiency gains, and reinvests savings through realignment of talent and financial resources on priority growth areas outlined in its business strategy. The company is focused on four strategic imperatives where it is well-positioned for profitable growth:

•	Continued expansion of high-growth international markets where the company efficiently connects domestic and export customers to its global network;

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Profitable expansion from both B2B and B2C e-commerce, as U.S. industry package revenue is expected to grow by 40% from 2017 to 2022, and cross-border e-commerce volume is expected to grow by 28% over the next three years;

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Further penetration of the Healthcare and Life Sciences logistics market, given the increasing shift toward home healthcare, where UPS’s trusted residential delivery network will provide new value for healthcare companies and consumers;

•
Enhancing services and value for Small- and Medium-sized Businesses, as the company repositions its commercial and service strategies to help this growing economic segment reduce logistics complexity and costs, and take advantage of UPS-offered technology platforms for growth.

Exhibit 99.1

UPS’s business strategy includes continued capital investment in its vast global network at previously announced levels. New and renovated facilities, aircraft and fleet assets are coming online at record levels during the next four years. In 2018, 2019 and 2020, UPS will add 350,000-400,000 pieces per hour of sortation capacity in the U.S. each year, which is about seven times the additional sortation capacity added in 2017, alone.
“Today nearly 50 percent of our nearly 35 million sorted packages per day are processed using our new more-automated facilities. When we complete this phase of our Global Smart Logistics Network enhancement by 2022, 100% of eligible volume in the U.S. will be sorted using these new more highly automated sites,” said Abney.
Seven new ‘super hub’ automated sortation facilities will be opened during the period, with 30-35% higher efficiency than comparable less-automated facilities. More than 70 expansion projects will be implemented during the period. UPS will have completed 17 projects in 2018, in time for the peak holiday shipping season.
The U.S. domestic segment will receive approximately two-thirds of the benefits of the transformation program. Initiatives throughout the unit’s operations will enhance revenue quality and reduce operating costs to increase operating leverage.
The company has in the last two years significantly increased total International capacity, allocating much of the added volume to higher-margin export and premium services. Intercontinental air express capacity has risen more than 10% as new, higher capacity cargo jets are added to the fleet. The company has completed about two-thirds of its previously announced European network expansion and has recently opened new “super-hubs” in Paris and London, and several other new sortation and delivery facilities throughout the region.
The Supply Chain and Freight unit has delivered strong performance in recent quarters from new revenue management initiatives, a stronger focus on mid-sized customer growth and continued, disciplined cost management.
One of the main elements of UPS’s company-wide drive for efficiency is using common processes and leveraging scale to reduce procurement and operating costs. The company is also using technology to streamline back-office activities, further outsourcing certain transactional activities and broadening spans of control within management for greater overall efficiency.
“Our transformation touches every part of the company,” Abney continued. “Most important, we are implementing changes that strengthen the ongoing core earnings power of the company. The savings we achieve will be reinvested in the company and its people, and will be used to reward shareowners. Our leadership team is collaborating to instill a continuous transformation culture and I am confident our plans will deliver higher levels of UPS profitability and shareowner returns.”

Exhibit 99.1

Webcast and Dial-in Details

As previously announced, UPS’s transformation and business strategy update began at 8:45AM EST on September 13, 2018 in New York City. The webcast may joined at http://play.videodestination.com/UPS.html. A replay of the conference will be available at the same link or at http://investors.ups.com/ .
About UPS

UPS is a global leader in logistics, offering a broad range of solutions including transporting packages and freight; facilitating international trade, and deploying advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the web at ups.com or pressroom.ups.com and its corporate blog can be found at longitudes.ups.com. To get UPS news direct, follow @UPS_News on Twitter.

Forward-Looking Statements
Except for historical information contained herein, the statements made in this release are intended to constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties.

Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations (including tax laws and regulations), our competitive environment, changes in the facts or assumptions underlying our health and pension benefit funding obligations, negotiation and ratification of labor contracts, strikes, work stoppages and slowdowns, changes in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

The company provides guidance on an adjusted (non-GAAP) basis because it is not possible to predict or provide a reconciliation reflecting the impact of future pension mark-to-market adjustments or other unanticipated events, which would be included in reported (GAAP) results and could be material.

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